October 5, 2007

By Hand Delivery
Mr. David Stocknoff
Diet Coffee, Inc.
16 East 40th Street, 12th Floor
New York, NY 10016

Re:  Resignation of Employment and Release Of All Claims Agreement
Dear David:

You have agreed to resign from your position as President, Chief Executive Officer, and Chairman of the Board of Diet Coffee, Inc., a Delaware corporation (the “Company”). Accordingly, the Company will provide you with the following severance benefits in exchange for your resignation and a release of all claims that you may have against the Company.

This letter agreement (the “Letter Agreement”), which is made and entered into by the parties as of Effective Date (as defined in Section E.2), documents the terms of your severance from the Company’s employment.

Now, therefore, in consideration of the mutual promises contained in this Letter Agreement, you and the Company agree, covenant, and represent as follows:

A.	Resignation and Termination Of Employment; Consideration.

1. You agree to resign from all positions of employment with the Company, including, but not limited to, your positions as President and Chief Executive Officer, and the Company will accept your resignation, effective October 5, 2007 (the “Termination Date”). You shall also resign your position as Chairman of the Board of Directors. You and the Company hereby agree to waive any and all continuing rights and obligations, if any, under your Employment Agreement dated July 14, 2006, and as amended from time to time (“Employment Agreement”), which the parties agree has expired and is of no further force or effect.

2. The Company shall pay to you, as consideration for your agreement to resign and enter into this Letter Agreement, the total gross amount of $90,000 (the “Termination Payment”). The Termination Payment shall be paid as follows: $20,000 on the Effective Date (of which $10,000 is for reimbursement of out-of-pocket business expenses), and thereafter, in equal semi-monthly installments of $5,000, which shall be paid on each payroll date of the Company, until the entire Termination Payment has been made. The Company will withhold from the Termination Payment all applicable payroll taxes, including federal and state income taxes, as well as other authorized deductions. You acknowledge that, upon receipt of the final installation of the Termination Payment, you will have been paid all wages, all unreimbursed business expenses, and all accrued but unused vacation pay due and owing to you as of the Termination Date of this Agreement, and you waive any unpaid salary or wage amounts, unreimbursed business expenses, and accrued but unused vacation pay.

3. You will retain ownership of 2,125,000 shares of the Company’s common stock currently held by you.

B.	The Company’s Responsibilities.

1. The Company shall withhold from the Termination Payment all state, federal or other taxes, as well as any other authorized deductions.

2. You are qualified to continue your group-medical and dental benefits for eighteen (18) months from the Termination Date at your own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you elect to obtain such COBRA coverage, you will pay the full amount of the premiums which are chargeable for such COBRA coverage. All other benefits will cease as of the Termination Date.

3. On the Effective Date, the Company shall issue to you 5,000,000 shares (the “Shares”) of common stock of the Company. The Shares shall have the status of “restricted” securities as the term is defined by Rule 144 under the Securities Act of 1933, as amended.

4. You and the Company will enter into a Consulting Agreement in the form attached hereto as Exhibit A, which shall become effective concurrently with the Effective Date.

5. You and the Company agree, covenant and represent that you shall not be eligible for, or entitled to receive, any severance benefits, stock, stock options, or any other benefits other than those specifically identified in this Letter Agreement.

C.	Your Duties And Responsibilities.

1. You hereby agree that you will keep confidential and will not reveal to anyone any information whatsoever obtained in the course of you employment relating to any aspect whatsoever of the Company’s business, strategies decision making process, finances, customers, customer lists, purchasing and trade practices, strategies, financial information, sources or related information, to any other person, company, entity group or individual, to the extent that you obtained such knowledge or information while employed by the Company (“Confidential Information”), except that you are not precluded from responding to any inquiry about the Company, your employment, or this Letter Agreement to any self regulatory organization, regulatory, administrative or governmental agency, in response to judicial process or as may be necessary with regard to the preparation and filings with the Internal Revenue Service.

2. To forestall any use or disclosure of Confidential Information in breach of this Letter Agreement, you agree, covenant, and represent that, during the period commencing with the Termination Date and for one year thereafter, you will not directly or indirectly through any person, firm, corporation, or other business entity engage in any activity in competition with the Company’s product opportunities during your tenure, make any financial investment (except that you may own up to 2% of the shares in a publicly traded company that may compete with the Company’s product opportunities during your tenure, or provide other services to a business or individual engaged in competition with the Company’s product opportunities during your tenure. If you violate the terms of this Section C.2, the Company’s obligation to pay installments of the Termination Payments Section A.2.a of this Letter Agreement will immediately cease. However, all other terms of this Letter Agreement shall remain in full force and effect.

3. You acknowledge that the Company’s relationships with its employees, affiliates, consultants, customers, clients, business associates, and other persons are valuable business assets. To forestall any interference with these relationships, you agree, covenant, and represent that during the period commencing with the Termination Date and for one year thereafter, you will not directly or indirectly through any person, firm, corporation, or other business entity: (a) divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation, initiation of contact with, or interference with any of its suppliers or customers; or (b) employ, solicit for employment, or recommend for employment any person employed by the Company. If you violate the terms of this Section C.3, the Company’s obligation to pay installments of the Termination Payments Section A.2.a of this Letter Agreement will immediately cease. However, all other terms of this Agreement shall remain in full force and effect.

4. You further agree, covenant, and represent that you will not take any action or make any comments that actually or potentially disparage, disrupt, damage, impair, or otherwise interfere with the Company’s business interests or reputation, except that you are not precluded from responding to any inquiry about the Company, your employment, or this Letter Agreement to any self regulatory organization, regulatory, administrative or governmental agency, in response to judicial process or as may be necessary with regard to the preparation and filings with the Internal Revenue Service.

D.	Release Provisions.

1. In exchange for the consideration described in this Letter Agreement, including the Termination Payment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, you for yourself and for your heirs, assigns, executors, administrators, agents and successors, past and present (collectively, the “Employee Affiliates”), hereby fully and without limitation release, covenant not to sue, and forever discharge the Company and its subsidiaries, parent companies, divisions, affiliated corporations, affiliated partnerships, trustees, directors, officers, shareholders, partners, agents, representatives, employees, consultants, insurance carriers, attorneys, heirs, assigns, executors and administrators, predecessors and successors, past and present (the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, charges, complaints, obligations, promises, agreements, controversies, debts, actions and causes of action whether in law or in equity, suits, damages, losses, workers’ compensation claims, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected (“Claims”), that you or the Employee Affiliates now have, or may ever have, against the Company or any of the other Releasees for any acts or omissions by the Company or any of the other Releasees occurring prior to the Effective Date of this Agreement. Without limiting the generality of the foregoing, this Release applies to any Claims that you or the Employee Affiliates now have, or may ever have, against the Company or any of the other Releasees that arise out of, or are in any manner related to any of the following: (i) your employment by the Company or any of the other Releasees; (ii) the termination of your employment with the Company or any of the other Releasees; and (iii) any transactions, occurrences, acts or omissions by the Company or any of the other Releasees occurring prior to the Effective Date of this Agreement.

2. Without limiting the generality of the foregoing, you specifically and expressly release any Claims against the Company and the other Releasees occurring prior to the Effective Date of this Agreement arising out of or related to violations of any federal or state employment discrimination law, including Executive Order 11141, the Age Discrimination In Employment Act, Title VII of the Civil Rights Act of 1964, 29 U.S.C. §1981 et. seq., the Americans With Disabilities Act, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Rehabilitation Act of 1974, the Employee Retirement Income Security Act of 1974, and any analogous laws under the state of New York, as well as Claims arising out of or related to violations of the provisions of state and federal wage and hour laws, breach of contract, express or implied, any covenant of good faith and fair dealing, express or implied, fraud, misrepresentation, common counts, unfair competition, unfair business practices, negligence, defamation, infliction of emotional distress, invasion of privacy, assault, battery, false imprisonment, wrongful termination, and any other state or federal law, rule, or regulation.

3. You agree, covenant, and represent that you have not suffered any work-related injuries while employed by the Company, that you have no intention to file any claim for workers’ compensation benefits of any type against the Company, and that you will not file or attempt to file any claims for workers’ compensation benefits of any type against the Company. You acknowledge that the Company has relied upon these covenants and representations, and that the Company would not have entered into this Letter Agreement but for these covenants and representations. As a result, you agree, covenant, and represent that the Company may, but is not obligated to, submit this Letter Agreement to the Workers’ Compensation Appeals Board for approval as a compromise and release as to any such new or unasserted workers’ compensation claims.

4. In exchange for the consideration described in this Letter Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, for itself and its subsidiaries, parent companies, divisions, affiliated corporations, affiliated partnerships, trustees, directors, officers, shareholders, partners, agents, representatives, employees, consultants, insurance carriers, attorneys, heirs, assigns, executors and administrators, predecessors and successors, past and present hereby fully and without limitation releases, covenants not to sue, and forever discharge you for yourself and for your heirs, assigns, executors, administrators, agents and successors, past and present, both individually and collectively, from any and all rights, claims, demands, liabilities, charges, complaints, obligations, promises, agreements, controversies, debts, actions and causes of action whether in law or in equity, suits, damages, losses, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that the Company now have, or may ever have, against you for any acts or omissions by you occurring prior to the Effective Date of this Agreement.

E.	Older Worker’s Benefit Protection Act.

1. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, you acknowledge and agree that you have executed this Agreement voluntarily, and with full knowledge of its consequences.

2. In addition, you hereby acknowledge and agree that: (a) this Letter Agreement has been written in a manner which you fully understand; (b) the release provisions of this Agreement apply to any rights you may have under the ADEA, including the right to file a lawsuit against the Company for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that you may have under the ADEA that arise after the date that you execute this Agreement; (d) the Company does not have a preexisting duty to pay the severance and other payments identified in this Agreement; (e) you have the right to consult with an attorney prior to executing this Agreement; (f) you will have a period of 21 days in which to consider the terms of this Agreement prior to its execution; and (g) you will have a period of seven days after execution of this Agreement in which to revoke this Agreement. You further understand that this Agreement shall not become effective until expiration of this seven-day period (the “Effective Date”).

F.	Non-Admission of Liability.

You agree, covenant, and represent that this Letter Agreement constitutes a compromise of, and full accord and satisfaction of, any and all claims that you may have against the Company or any other Releasee. You further agree, covenant, and represents that this Agreement shall not be treated as an admission of liability by the Company, at any time or for any purpose, and may not be used in any other proceeding, except a proceeding to enforce or interpret the terms of this Letter Agreement.

G.	Arbitration.

All disputes between you (and your attorneys, successors, and assigns) and the Company and/or any other Releasee which arise out of or relate in any manner whatsoever to your employment with, or the termination of your employment with, the Company (“Arbitrable Claims”) including, without limitation, all disputes relating to the validity, interpretation, or enforcement of this Letter Agreement, shall be resolved exclusively by arbitration in New York, New York, by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), before one or more experienced employment arbitrators licensed to practice law in New York. Such arbitration shall be conducted in accordance with the then-existing arbitration rules of JAMS. The parties to this Agreement, and all who claim thereunder, shall be (i) conclusively bound by the arbitrator’s decision or award, which shall not be subject to appeal; and (ii) have the right to have any decision or award rendered in accordance with this provision entered as a judgment in a court in the State of New York or any other court having jurisdiction. The arbitrator shall have the authority to award or grant legal, equitable, and declaratory relief. The parties hereby waive any rights they may have to trial by jury. The Federal Arbitration Act will govern the interpretation and enforcement of this Section. The prevailing party in any such arbitration shall be awarded its costs, expenses, and actual attorney’s fees incurred in connection with the arbitration. You and the Company shall each be responsible for payment of one-half of the amount of the arbitrator’s fee(s). The parties specifically agree that the exclusive venue of such arbitration shall be New York, New York.

H.	Severability.

The parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable, except for the release provisions of Sections D of this Agreement. If a court of competent jurisdiction finds the release provisions of Section D of this Agreement to be unenforceable or invalid, then this Agreement shall become null and void, and you will repay any and all settlement payments made by the Company pursuant to this Agreement within a reasonable period of time not to exceed 30 days. If a court of competent jurisdiction finds any provision other than the release provisions of Section D, or part thereof, to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.

I.	General Provisions.

1. You represent and warrant that you have not assigned or transferred any interest in any Claims that you may have against the Company or any of the other Releasees. Accordingly, you agree to indemnify and hold the Company and the Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys’ fees incurred by the Company or any Releasee as a result of any person or entity asserting any such assignment or transfer of any right or claim. You understand and agree that this Letter Agreement may be pleaded as a defense, cross-complaint, counter-suit, cross-claim, or third party complaint in any action involving the Company or any other Releasee.

2. You and the Company agree, covenant, and represent that this Letter Agreement and its attachments and the Consulting Agreement constitute a single, integrated written contract expressing the entire agreement of the parties hereto, and that this Letter Agreement supersedes and completely replaces the terms of any other agreement that you may have ever had with the Company or any other Releasee. There is no other agreement, written or oral, express or implied, between you and the Company with respect to the subject matter hereof. This Letter Agreement may not be orally modified, and may only be modified in a written instrument signed by all parties.

3. This Letter Agreement has been negotiated and entered into in the State of New York, and is to be performed in New York, New York. This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, including all matters of construction, validity, performance, and enforcement, without regard to New York’s conflict of law rules.

4. This Letter Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of you and the Company.

5. The captions and section numbers in this Agreement are inserted for the reader’s convenience, and in no way define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

6. This Agreement has been reviewed by the parties. The parties have had a full opportunity to negotiate the terms and conditions of this Agreement. Accordingly, the parties expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree, covenant, and represent that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

By your signature below, you confirm that you accept and agree to all of the provisions contained in this Letter Agreement, and that you are executing this Letter Agreement voluntarily, with full understanding of its consequences.

DIET COFFEE, INC.

By: Adam Engel, Director

ACKNOWLEDGMENT AND AGREEMENT

I HAVE READ THE FOREGOING LETTER AGREEMENT AND ACCEPT AND AGREE TO ALL OF THE PROVISIONS CONTAINED THEREIN, AND HEREBY EXECUTE IT VOLUNTARILY, WITH FULL UNDERSTANDING OF ITS CONSEQUENCES. I FURTHER ACKNOWLEDGE AND UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IF THIS LETTER AGREEMENT IS SIGNED BEFORE THE 21-DAY REVIEW PERIOD EXPIRES, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE VOLUNTARILY WAIVED THE REVIEW PERIOD.

David Stocknoff	Date